Exhibit 99.1

PFF Bank & Trust to Open New Branch in Palm Desert

Pomona, California,  August 1, 2006, PFF Bancorp, Inc. (NYSE:PFB), the holding company for PFF Bank & Trust (the Bank), Diversified Builder Services and Glencrest Investment Advisors, Inc., announced today that the Bank has signed a lease agreement to open a second branch in Palm Desert pending approval from the Office of Thrift Supervision (OTS).

The new branch, expected to open in February 2007, will be located at the southwest corner of Gerald Ford Dr. and Cook Street.

President/CEO Kevin McCarthy commented, "The new branch further strengthens our retail delivery network in the Low Desert region of Riverside County which includes branches in Cathedral City, Palm Desert (El Paseo) and La Quinta.   In doing so, we are further developing our successful loan and deposit franchises in this thriving region."

The Bank's branch network is presently comprised of thirty full-service branches encompassing eastern Los Angeles, northern Orange, San Bernardino and Riverside counties.  With the new Palm Desert (University Village) branch and the five new branches announced in our news release of May 24, 2006, the Bank's branch network will expand to 36 offices during calendar 2007. The Bank also provides trust and investment advisory services through its expanding branch system and from trust offices in Claremont, Hemet and Palm Desert.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company's strategic objectives.  These forward-looking statements are based upon current management expectations, and may therefore involve risks and uncertainties.  The Company's actual results or performance, may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the California real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2006.  The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Source: PFF Bancorp, Inc.

Contact: Kevin McCarthy, President, CEO of PFF Bancorp, Inc.;

Gregory C. Talbott, Senior Executive Vice President, COO/CFO of PFF Bancorp, Inc.

+1-909-623-2323

Web site: http://www.pffbancorp.com

(PFB)